AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
                     (In Thousands, Except Per Share Data)
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
                                                      Three months ended    Nine months ended
                                                         September 30,        September 30,
                                                           1996     1995       1996      1995
Earnings before extraordinary items                    $121,576  $50,960   $261,117  $113,793
Preferred dividend requirement of
  predecessor company                                      -        -          -       (6,349)

Net earnings before extraordinary items
  available to common shareholders                      121,576   50,960    261,117   107,444

Extraordinary items                                      (8,411)   2,025    (25,912)    2,557

Net earnings available to common shareholders          $113,165  $52,985   $235,205  $110,001


Computation of primary earnings per common share

Shares used in calculation of per share data:
  Weighted average common shares outstanding             60,954   53,423     60,722    44,912
  Dilutive effect of assumed exercise of
    certain stock options                                   481      527        570       420
  Dilutive effect of assumed conversion of
    certain preferred shares                               -         130         44       103

  Weighted average common shares used to
    calculate primary earnings per share                 61,435   54,080     61,336    45,435

Primary earnings per common share                          (*)      (*)        (*)       (*)


Computation of fully diluted earnings per common share

Shares used in calculation of per share data:
  Weighted average common shares outstanding             60,954   53,423     60,722    44,912
  Dilutive effect of assumed exercise of
    certain stock options                                   548      701        610       785
  Dilutive effect of assumed conversion of
    certain preferred shares                               -         150         45       150

  Weighted average common shares used to
    calculate fully diluted earnings per share           61,502   54,274     61,377    45,847

Fully diluted earnings per common share                    (*)      (*)        (*)       (*)

Reported earnings per share based on
 weighted average common shares outstanding
Before extraordinary items                                $2.00     $.95      $4.30     $2.39
Extraordinary items                                        (.14)     .04       (.43)      .06

Net earnings                                              $1.86     $.99      $3.87     $2.45

(*) Dilution less than 3%
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